Exhibit 99.1

D.R. Horton and Forestar Announce Election Deadline of September 27, 2017

ARLINGTON and AUSTIN, Texas (September 19, 2017) - D.R. Horton, Inc. (NYSE: DHI) (“D.R. Horton”), America’s Builder, and Forestar Group Inc. (NYSE: FOR) (“Forestar”) today announced that, in connection with D.R. Horton’s pending acquisition of approximately 75% of the currently outstanding shares of Forestar pursuant to that certain merger agreement by and among D.R. Horton, Forestar and Force Merger Sub, Inc., the election deadline for holders of shares of Forestar common stock to elect the form of consideration they wish to receive in connection with the transaction, subject to proration, is 5:00 p.m. Eastern time on September 27, 2017, which is based on the current expectation that the transaction will be completed on October 5, 2017.

Accordingly, an election will be valid only if a properly completed and signed election form and letter of transmittal, together with all required documents and materials set forth in the election form and letter of transmittal and the instructions thereto, is received by Computershare Trust Company, N.A., the exchange agent for the transaction, by 5:00 p.m. Eastern time on September 27, 2017.  Forestar stockholders who hold their shares through a bank, broker or other nominee may be subject to an earlier deadline and should carefully read the instructions from their bank, broker or nominee regarding making elections for their shares.  Forestar stockholders who have questions regarding the election procedures or who need additional copies of the election materials may call D. F. King & Co., Inc., the information agent, toll free at (800) 290-6431.  Banks and brokers may call (212) 269-5550.

Forestar will hold a special meeting of Forestar stockholders on October 3, 2017 to, among other things, consider and approve the merger.  Forestar stockholders are encouraged to vote their shares if they have not already done so.

About D.R. Horton, Inc.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for fifteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 26 states across the United States and closed 44,833 homes in the twelve-month period ended June 30, 2017. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

About Forestar Group Inc.

Forestar is a residential and mixed-use real estate development company. As of June 30, 2017, in its core community development business it owned, directly or through ventures, interests in 48 residential and mixed-use projects comprised of 4,400 acres of real estate located in 10 states and 14 markets. In addition, it owns interests in various other assets that have been identified as non-core that it is divesting opportunistically over time.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton and Forestar believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton and Forestar on the date this release was issued. Neither D.R. Horton nor Forestar undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Some forward-looking statements discuss D.R. Horton’s and Forestar’s plans, strategies and intentions.  They use words such as “expects,” “may,” “will,” “believes,” “should,” “would,” “could,” “approximately,” “anticipates,” “estimates,” “targets,” “intends,” “likely,” “projects,” “positioned,” “strategy,” “future,” and “plans.”  In addition, these words may use the positive or negative or other variations of those terms.  Forward-looking statements also include all other statements in this press release that are not historical facts.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: Forestar’s ability to obtain requisite approval from its stockholders, D.R. Horton’s and Forestar’s ability to satisfy the conditions to closing of the proposed Merger; and other risks related to the completion of the proposed Merger and actions related thereto.  Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s and Forestar’s respective annual reports on Form 10-K and their respective most recent quarterly reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Additional Information

This communication may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, a Registration Statement on Form S-4 (the “Registration Statement”) has been filed with the SEC containing a prospectus with respect to the new Forestar common stock to be issued in the Merger and a proxy statement of Forestar in connection with the Merger, a copy of which was mailed to Forestar’s stockholders under separate cover. SECURITY HOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORESTAR HAS FILED OR MAY FILE WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, OR WHICH ARE INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Registration Statement, Proxy Statement/Prospectus and other relevant documents are available at no cost at the SEC’s website at http://www.sec.gov. Investors may also obtain Forestar’s SEC filings in connection with the Merger, free of charge, from Forestar’s Web site (www.forestargroup.com) under the link “Investor Relations” and then under the link “Financial and SEC Reporting” and then under the tab “SEC Filings,” or by directing a request to Forestar, Charles D. Jehl, Chief Financial Officer.

D.R. Horton, Forestar and their respective directors and certain of their executive officers may be deemed to be participants in any solicitation in connection with the proposed Merger. Information regarding D.R. Horton’s directors and executive officers is available in D.R. Horton’s proxy statement for the 2017 Annual Meeting of Stockholders, filed with the SEC on December 9, 2016. Information regarding Forestar’s directors and executive officers is available in Forestar’s proxy statement for the 2017 Annual Meeting of Stockholders, filed with the SEC on March 28, 2017. These documents can be obtained free of charge from the sources indicated above. Other information regarding D.R. Horton and Forestar participants in any proxy solicitation in connection with the proposed Merger and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement/Prospectus and other relevant materials filed with the SEC.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

CONTACTS

D.R. Horton

Jessica Hansen, Vice President of Investor Relations — (817) 390-8195

jlhansen@drhorton.com

Forestar Group

Charles D. Jehl, Chief Financial Officer — (512) 433-5229

chuckjehl@forestargroup.com